Exhibit 99.1

SouthWest Water Company Reports Third Quarter 2009 Results

LOS ANGELES--(BUSINESS WIRE)--November 9, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the third quarter ended September 30, 2009.

Operating revenue increased 3% to $59.0 million for the 2009 third quarter from $57.5 million in the third quarter of 2008. Adjusted income from continuing operations, which excludes certain items that are not routine to operations net of tax (a non-GAAP financial measure), was $1.1 million, or $0.05 per diluted share, compared with adjusted income from continuing operations of $0.1 million, or $0.00 per diluted share, for the third quarter of 2008. Loss from continuing operations (GAAP), which includes the non-routine charges, was $0.5 million, or $0.02 per share, compared with a loss from continuing operations of $0.2 million, or $0.01 per share, for the same period of 2008. A reconciliation table of GAAP loss from continuing operations to adjusted income from continuing operations can be found at the end of this release. Net loss for the 2009 third quarter was $0.5 million, or $0.02 per share, compared with a net loss of $1.0 million, or $0.04 per share, in the comparable prior year period.

“We are pleased that our revenue continues to grow as a result of the regulatory relief we have been granted in our owned utilities and the increased project work our Texas MUD operations have completed this year versus last,” said Mark A. Swatek, SouthWest Water president and chief executive officer. “As we continue to hone in on areas where we can make a positive impact on costs, we also expect to see continued improvement in our operating efficiencies.”

Utilities

Operating revenue for the Utilities segment increased 7% to $19.3 million from $18.0 million for the third quarter of 2008. The increase was primarily due to a rate increase and an adjustment to revenue related to conservation rates at the company’s California utility, offset by reduced consumption in California due to customer conservation. Operating expenses increased 8% to $13.2 million from $12.3 million in the comparable period. Operating income increased 6%, to $6.1 million compared with $5.8 million for the third quarter of 2008. Items that impacted 2009 third quarter operating income that were not routine to operations included a $0.5 million pre tax benefit related to prior period conservation rate adjustments at the company’s California utility, offset by $0.2 million of increased expenses related to legal costs and dispute settlements.

Texas Utilities

Operating revenue for the Texas Utilities segment rose 2% to $10.2 million from $10.0 million for the third quarter of 2008. The increase was primarily due to greater demand as a result of hot and dry weather versus the comparable prior year period, partially offset by a decrease due to settlement of rates at the company’s Monarch Utility which were below proposed rates charged in the third quarter of 2008. Operating expenses increased 22%, to $8.9 million from $7.2 million for the third quarter of 2008, primarily reflecting asset retirements, an increase in depreciation resulting from recent capital expenditures, repair and maintenance and purchased water costs. While these types of costs are routine utility costs, asset retirements were high for the period and additional purchased water was needed due to well repairs during the quarter. Operating income was $1.4 million, down from $2.8 million for the third quarter of 2008.

O&M Services

Operating revenue for the O&M Services segment decreased 10%, to $9.5 million from $10.5 million for the third quarter of 2008. The decrease in revenue was primarily due to $1.6 million from lost contracts and reduced project work, which includes $0.9 million relating to two underperforming contracts that were terminated by management in late 2008, offset by price and scope increases. Operating expenses decreased 14%, to $9.5 million from $11.1 million for the third quarter of 2008, primarily due to lower costs associated with lost contracts and reduced project work. Operating loss narrowed to $70,000 from an operating loss of $0.6 million for the third quarter of 2008. Items that impacted 2009 third quarter operating income that were not routine to operations included $0.2 million of decreased revenue due to the termination of product sales, a non-core service offering, and $0.2 million of higher expenses due to the favorable settlement of outstanding litigation in the comparable 2008 period.

Texas MUD Services

Operating revenue for the Texas MUD Services segment increased 5% to $20.0 million from $18.9 million for the third quarter of 2008. The increase was primarily due to an increase in service order work, generally related to repairs and maintenance associated with hot and dry weather. Operating expenses decreased 5% to $20.0 million from $21.0 million for the third quarter of 2008, primarily due to cost savings across multiple general and administrative areas. Operating loss narrowed to $38,000 from an operating loss of $2.0 million for the third quarter of 2008. Items that impacted operating loss for the third quarter of 2009 that were not routine to operations included $0.3 million of costs related to the settlement of a historical legal issue.

Corporate Expenses

General corporate expenses increased 30% to $5.8 million from $4.4 million for the third quarter of 2008. Corporate expenses were impacted by non-routine costs of $2.2 million, primarily driven by $2.3 million of financial restatement related costs, including audit fees and accounting resource expenses to support the restatement of historical financial results and prior period SEC filings, offset by reduced costs associated with expenditures in the comparable period related to consulting expenses. Project costs were reduced by $0.6 million due to the elimination of costs related to the Cornerstone project, which was halted in October 2008. Routine expenditures decreased $0.3 million from the comparable period.

Capital Expenditures

Total company funded capital expenditures were $6.0 million, compared with $11.2 million in the third quarter of 2008, which included $3.8 million of expenditures related to the Cornerstone project. Year-to-date, capital expenditures amounted to $12.3 million.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted income from continuing operations and adjusted income from continuing operations per diluted share, provides useful supplementary information to investors in understanding its underlying operating performance and facilitates additional analysis. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of the non-GAAP financial measure, income from continuing operations before certain charges that are not routine to operations, to the comparable GAAP financial measure, can be found at the end of this release.

Conference Call

The company will hold a conference call to discuss the 2009 third quarter results on November 9, 2009, at 2:00 p.m. Eastern time (11:00 a.m. Pacific). The call and an accompanying slide presentation will be web cast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com under the investor relations button at the top of the page. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website. A telephonic replay will also be available beginning at 5:00 p.m. Eastern (2:00 p.m. Pacific) until midnight November 16, 2009 at 888.286.8010 (international callers 617.801.6888), passcode 89953260.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2008 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

RECONCILIATION OF NON-GAAP INCOME (LOSS) FROM CONTINUING OPERATIONS

	THREE Months Ended September 30,
($$ in thousands except per share)	2009		2008

		Per Share		Per Share
Loss from continuing operations before income taxes (GAAP)	($736)	($0.03)	($373)	($0.02)
Adjustments (non routine charges to operations):
Restatement related	2,271	0.09	-	-
Legal fees and various settlements	797	0.03	(305)	(0.01)
Cornerstone project costs	-	-	600	0.02
Consulting expenses	-	-	200	0.01
Out of period reclassifications	(539)	(0.02)	-	-

Benefit from income taxes (GAAP)	237	0.01	130	0.01
Tax effect related to Adjustments	(898)	(0.04)	(176)	(0.01)

Income from continuing operations after income taxes (adjusted)	$1,132	$0.05	$76	$0.00

Diluted shares outstanding used in calculations	24,608		24,607

	NINE Months Ended September 30,
($$ in thousands except per share)	2009		2008

		Per Share		Per Share
Loss from continuing operations before income taxes (GAAP)	($18,770)	($0.76)	($2,918)	($0.12)
Adjustments (non routine charges to operations):
Restatement related	12,553	0.51	-	-
Write-off of assets	8,115	0.33	1,075	0.04
Legal fees and various settlements	1,162	0.05	(368)	(0.02)
Cornerstone project costs	-	-	2,158	0.09
Refund of sales tax	-	-	(359)	(0.01)
Consulting expenses	-	-	817	0.03
Strategic alternative evaluation	-	-	719	0.03
Out of period reclassifications	(207)	(0.01)	-	-

Benefit from income taxes (GAAP)	6,803	0.28	1,038	0.04
Tax effect related to Adjustments	(7,676)	(0.31)	(1,435)	(0.06)

Income from continuing operations after income taxes (adjusted)	$1,980	$0.08	$728	$0.03

Diluted shares outstanding used in calculations	24,605		24,498

Note: The tables above do not include results from the company’s New Mexico utility which was sold during the second quarter 2009 and is therefore recorded in Discontinued Operations.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2009	2008	2009	2008

Operating revenue	$58,984	$57,482	$161,492	$159,065

Expenses:
Operating expenses	53,521	52,637	153,479	144,577
Depreciation and amortization	3,842	3,416	11,532	10,426
Impairment of long-lived assets	—	—	8,115	1,075
Total operating expenses	57,363	56,053	173,126	156,078

Operating income (loss)	1,621	1,429	(11,634)	2,987

Other income (expense):
Interest expense	(2,402)	(2,151)	(7,265)	(6,364)
Interest income	45	349	129	459
Loss from continuing operations before income taxes	(736)	(373)	(18,770)	(2,918)

Benefit from income taxes	(237)	(130)	(6,803)	(1,038)

Loss from continuing operations	(499)	(243)	(11,967)	(1,880)

Income (loss) from discontinued operations, net of tax	—	(733)	17,731	(89)

Net income (loss)	(499)	(976)	5,764	(1,969)
Preferred stock dividends	(6)	(6)	(12)	(18)

Net income (loss) applicable to common stockholders	$(505)	$(982)	$5,752	$(1,987)

Income (loss) per common share:
Basic and diluted:
Loss from continuing operations	$(0.02)	$(0.01)	$(0.49)	$(0.08)
Income (loss) from discontinued operations	—	(0.03)	0.72	(0.00)
Net income (loss) applicable to common stockholders	$(0.02)	$(0.04)	$0.23	$(0.08)

Weighted average common shares outstanding:
Basic	24,608	24,607	24,605	24,498
Diluted	24,608	24,607	24,605	24,498

CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30, 2009	December 31, 2008

ASSETS

Current Assets:
Cash and cash equivalents	$1,593	$1,112
Accounts receivable, net	33,990	29,697
Prepaid expenses and other current assets	25,387	26,902
Total current assets	60,970	57,711

Property, Plant and Equipment, net	315,440	429,251

Other Assets:
Goodwill	16,475	17,652
Intangible assets	1,260	1,666
Other assets	21,919	20,927
Total assets	$416,064	$527,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,025	$16,139
Current portion of long-term debt	2,176	2,213
Other current liabilities	18,547	28,370
Total current liabilities	35,748	46,722

Other Liabilities and Deferred Credits:
Long-term debt, less current portion	153,472	190,578
Deferred income taxes	27,099	23,750
Advances for construction	8,882	8,910
Contributions in aid of construction	44,741	117,113
Other liabilities and deferred credits	27,552	26,334

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	458	458
Common stock	249	249
Additional paid-in capital	148,053	147,775
Accumulated deficit	(30,285)	(34,794)
Accumulated other comprehensive income	95	112
Total stockholders’ equity	118,570	113,800
Total liabilities and stockholders’ equity	$416,064	$527,207

CONTACT:
SouthWest Water Company
DeLise Keim, 213-929-1846
www.swwc.com